Exhibit 11.1
                               AMERICAN STORES COMPANY
                          Calculation of Earnings Per Share
                                     (unaudited)
                  (In thousands of dollars, except per share data)

                                           Thirteen Weeks Ended        Thirty-Nine Weeks Ended
                                          November 1,  November 2,    November 1,   November 2,
                                             1997         1996           1997          1996

Primary Earnings Per Share

Primary earnings applicable to
  shareholders                            $  60,275   $  75,757      $  184,457    $ 223,126

Primary earnings per share                    $0.22       $0.26           $0.67        $0.76

Average shares outstanding                  273,304     291,363         277,360      291,815


Fully Diluted Earnings Per Share

Fully diluted earnings applicable to
  shareholders                            $  60,275   $  75,757     $  184,457     $ 223,126

Fully diluted earnings per share              $0.22 (1)   $0.26 (1)      $0.65 (1)     $0.76 (1)

Fully diluted average shares outstanding    276,859     293,182        282,341       293,546


Calculation of Fully Diluted Average Shares Outstanding
Effect of assumed exercise of stock options:


Proceeds from assumed exercise           $  380,565   $  89,297     $  419,816      $ 66,341

Shares under options outstanding             18,461       6,270         21,424         5,038
Shares assumed acquired with proceeds
  under the treasury stock method           (14,906)     (4,451)       (16,443)       (3,307)

Incremental shares due to assumed
  exercise of stock options                   3,555       1,819          4,981         1,731

Fully diluted average shares outstanding:

Average shares outstanding                  273,304     291,363        277,360       291,815
Assumed exercise of stock options             3,555       1,819          4,981         1,731

     Total                                  276,859     293,182        282,341       293,546

(1) Dilution is less than 3%.